BUSINESS LOAN AGREEMENT

        This Agreement dated as of February 28, 1997, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and CALGENE, INC. (the "Borrower").

1.  DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

     1.1 "Acceptable Inventory" means inventory which satisfies the following requirements:

          (a) The inventory is owned by the Pledgor free of any title defects or any liens or interests of others except the security interest in favor of the Bank; and the Pledgor is the Borrower; Stoneville Pedigreed Seed Company; Delinting and Seed Treating Co.; Gargiulo, Inc.; or Calgene Chemical, Inc. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Pledgor. Goods sold by the Borrower as a broker for other parties ("Brokered Goods") will not be considered owned by the Borrower for these purposes.

          (b) The inventory is located at locations which the Pledgor has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

          (c) The inventory is held for sale or use in the ordinary course of the Pledgor's business and is of good and merchantable quality. Display items, work-in-process and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer and is not otherwise saleable, is not acceptable. Inventory will be considered slow-moving if it is aged more than 18 months from its production date. In addition, carryover cotton seed inventory exceeding 30% of the projected sales for the year will not be acceptable. "Carryover" cotton seed inventory means cotton seed inventory produced in the prior calendar year.

          (d) The inventory has not been manufactured to the specifications of a particular account debtor.

          (e) The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

          (f) The inventory is not placed on consignment.

          (g) The inventory is otherwise acceptable to the Bank.

     1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

          (a) The account has resulted from the sale of goods or the performance of services by the Pledgor in the ordinary course of the Pledgor's business; and the Pledgor is the Borrower; Stoneville Pedigreed Seed Company; Delinting and Seed Treating Co.; Gargiulo, Inc.; or Calgene Chemical, Inc.

          (b) There are no conditions which must be satisfied before the Pledgor is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

          (c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

          (d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Pledgor by the account debtor (including offsets for any "contra accounts" owed by the Pledgor to the account debtor for goods purchased by the Pledgor or for services performed for the Pledgor). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

          (e) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

          (f) The Pledgor has sent an invoice to the debtor in the amount of the account.

          (g) The Pledgor is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Pledgor has taken all reasonable actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Pledgor as a foreign corporation authorized to transact business in such state.

          (h) The account is owned by the Pledgor free of any title defects or any liens or interests of others except the security interest in favor of the Bank. Accounts arising from the sale of Brokered Goods will not be considered to be owned by the Borrower for these purposes.

          (i) The debtor upon the account is not any of the following:

               (i) an employee, affiliate, parent or subsidiary of the Pledgor, or an entity which has common officers or directors with the Pledgor.

               (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Pledgor complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. section 15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Pledgor.

               (iii) any state, county, city, town or municipality.

               (iv) any person or entity located in a country or area other than the United States unless either (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, or (B) the account debtor carries an investment grade rating from Dun & Bradstreet of BBB or higher.

          (j) The account is not in default. An account will be considered in default if any of the following occur:

               (i) The account is not paid within 60 days from its due date;

               (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

               (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

          (k) The account does not arise from the sale of goods which remain in the Pledgor's possession or under the Pledgor's control.

          (l) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Pledgor under any other obligation which is evidenced by a promissory note.

          (m) The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 20% of the total amount of the aggregate of all Pledgors' accounts at that time. It is provided, however, if the debtor obligated upon an account is Terra Industries, Inc., the concentration limit applicable to such debtor will be the amount of $7,500,000.

     1.3 "Borrowing Base" means the sum of:

          (a) 80% of the balance due on Acceptable Receivables; and

          (b) 60% of the value of Acceptable Inventory consisting of finished goods comprised of cotton seed (including bulk cotton seed) and plant oil and plant oil-based products (including, but not limited to, canola, palm, and soybean oils).

     In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Pledgor's cost,
     (ii) the Pledgor's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate. Prior to multiplying the value of Acceptable Inventory by the percentage rate specified above, the Bank will deduct any amounts the Pledgor owes to growers of agricultural products which the Pledgor has purchased for processing or for use in producing the inventory. In addition, prior to multiplying the value of Acceptable Receivables by the percentage rate specified above, the Bank will deduct any amounts the Pledgor owes to growers of perishable agricultural products (to the extent that such grower payables have not already been subtracted from Acceptable Inventory under the preceding sentence) if such growers would, by timely filing of notice, be entitled to the benefits of the federal Perishable Agricultural Commodities Act of 1930 (7 USC section 499a et seq.) Amounts owed to the growers of Brokered Goods need not be deducted under this paragraph.

     1.4 "Credit Limit" means the amount indicated for each period set forth below:

        Period                          Amount

        From the date of this
        Agreement until 12/31/97        $20,000,000

        From 1/1/98 until 12/31/98      $30,000,000

        From 1/1/99 until the
        Expiration Date (as
        defined below)                  $40,000,000

     1.5 "Guarantors" means the following subsidiaries of the Borrower, together with any future subsidiary of the Borrower unless the Bank, in its discretion, waives the requirement of a guaranty from such subsidiary: Stoneville Pedigreed Seed Company; Delinting and Seed Treating Co.; Gargiulo, Inc.; or Calgene Chemical, Inc.

     1.6 "Monsanto Sub Debt" means Subordinated Debt owed by the Borrower to Monsanto Company, including the Monsanto Line of Credit.

     1.7 "Monsanto Line of Credit" means the existing line of credit from Monsanto Company to the Borrower, with terms and conditions as previously disclosed to the Bank.

     1.8 "Pledgor" means, with respect to collateral pledged under this Agreement, the Borrower or Guarantor which owns the collateral.

     1.9 "Subordinated Debt" means indebtedness subordinated, in a manner acceptable to the Bank, to all of the Borrower's obligations to the Bank pursuant to this Agreement.

2.  LINE OF CREDIT AMOUNT AND TERMS

     2.1 Line of Credit Amount.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

          (b) This is a revolving line of credit providing for cash advances and financing overdrafts. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the amount of the Overdraft Limit (as defined below), to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

     2.2 Availability Period. The line of credit is available between the date of this Agreement and December 1, 1999 (the "Expiration Date") unless the Borrower is in default.

     2.3 Interest Rate

          (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-quarter (0.25) of one percentage point.

          (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

     2.4 Repayment Terms

          (a) The Borrower will pay interest on the first day of each month until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

     2.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available, as described in Article 3:

          (a) Fixed Rates.

          (b) the LIBOR Rate plus one and one-half (1.5) percentage points.

     2.6 Overdraft Financing Facility

          (a)  This  line  of  credit  may  be  used  to pay  overdrafts  in the
     Borrower's checking accounts. The total amount of all unreimbursed overdrafts outstanding at any one time may not exceed One Million Dollars ($1,000,000) (the "Overdraft Limit"). This portion of the line of credit may only be accessed through this overdraft facility. The total amount of all other credit outstanding at any time may not exceed the Commitment, minus the Overdraft Limit.

          (b) The checking accounts which the Borrower may overdraw are listed below, together with the allocated Overdraft Limit for each account:

        Account Number          Overdraft Limit
        14899-02502             $1,000,000

          (c) As part of the monthly calculation of service charges to be assessed against the Borrower's account, the Bank will include an interest charge calculated on the daily amount of unreimbursed overdrafts outstanding in the account. The interest rate will be an annual rate of the Bank's Reference Rate minus one-quarter (0.25) of one percentage point.

          (d) If items are presented against an account covered by this overdraft facility which, if paid, would exceed the allocated Overdraft Limit for that account, the Bank will have no obligation to pay those items, but may at its discretion pay any or all of the items. The excess amount of unreimbursed overdrafts outstanding which exceeds the applicable limits will incur interest at the greater of (i) the rate specified for overdrafts above or (ii) 120% of the Bank's Reference Rate.

          (e) The Bank or the Borrower may, at its discretion, at any time upon 10 days written notice to the other party, terminate this overdraft facility and require repayment of all outstanding overdrafts. The Borrower will in any event repay all outstanding overdrafts no later than the Expiration Date.

          (f) For the purposes of this Agreement, the amount of unreimbursed overdrafts outstanding on any day will equal the daily net collected balance of the account on any day when such balance is negative. In calculating the amount of interest accruing under this facility, the daily net collected balance will not include provisional credits for items in the process of collection ("Uncollected Items") as determined under the Bank's normal practices for the Borrower's account. However, in determining whether the Borrower has exceeded the Overdraft Limit, the Commitment, or any other dollar limits on borrowing established in this Agreement, the Borrower shall be given credit for such Uncollected Items. The negative daily net collected balance may include fees and charges which have been posted to the Borrower's account, including overdraft interest charges. This may result in compounding of interest.

          (g) The Borrower agrees that overdraft interest charges and other fees and charges relating to its accounts may be directly debited from its accounts.

          (h) The Bank may terminate this overdraft facility if a levy is imposed on any account covered by this facility.

3.  OPTIONAL INTEREST RATES

     3.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement and so long as such default has not been cured, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

     3.2 Fixed Rate. The election of Fixed Rates shall be subject to the following terms and requirements:

          (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

          (b) The interest period during which the Fixed Rate will be in effect will be one year or less.

          (c) Each Fixed Rate Portion will be for an amount not less than the following:

               (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).

               (ii) for interest periods of between 1 and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

          (d) Each prepayment of a Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

               (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

     3.3 LIBOR Rate. The election of the LIBOR Rate shall be subject to the following terms and requirements:

          (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

          (b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (c) The "LIBOR Rate" means the average per annum interest rate, rounded upward to the nearest 1/100 of one percent, of rates at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars. All amounts in the calculation will be determined by the Bank as of the first day of the interest period.

          (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

          (e) Any Portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

          (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

               (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

          (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

               (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

4.  FEES, AND EXPENSES

     4.1 Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.20% per year. This fee is due on the first day of each month until the Expiration Date.

     4.2 Expenses. The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, and title report fees.

     4.3 Reimbursement Costs.

          (a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

          (b) The Borrower agrees to reimburse the Bank for the reasonable cost of periodic audits of the collateral securing this Agreement, at such intervals as the Bank may reasonably require; provided, however, that the Borrower shall not be required to reimburse the Bank for more than 2 such audits (in addition to the pre-closing audit) unless there has been an event of default under this Agreement, with each such audit costing no more than $10,000.

5.  COLLATERAL

     The Borrower's and the Guarantors' obligations to the Bank under this Agreement will be secured by personal property the Borrower and Guarantors now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower and Guarantors. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

          (a) A blanket lien on machinery and equipment.

          (b) Inventory.

          (c) Receivables.

6.  DISBURSEMENTS, PAYMENTS AND COSTS

     6.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     6.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

          (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

          (b) made for the account of the Bank's branch selected by the Bank from time to time;

          (c) made in immediately available funds, or such other type of funds selected by the Bank;

          (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

     6.3 Telephone and Telefax Authorization.

          (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14899-02502, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

          (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions; except to the extent that such liability, loss or costs arises from the Bank's gross negligence or willful misconduct. This indemnity and excuse will survive this Agreement's termination.

     6.4 Direct Debit (Pre-Billing)

          (a) The Borrower agrees that the Bank will debit the Borrower's account number 14899-02502, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

          (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

          (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

          (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     6.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     6.6 Taxes.

          (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

          (b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

     6.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     6.8 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is one (1.0) percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due shall bear interest at the Bank's Reference Rate plus three-quarters of one (0.75) percentage point. This may result in compounding of interest.

     6.9 Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.  CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

     7.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and each Guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     7.2 Governing Documents. A copy of the Borrower's and each Guarantor's articles of incorporation.

     7.3 Security Agreements. Signed original security agreements, assignments, and financing statements (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

     7.4 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

     7.5 Consent to Removal. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the grantor of the security interest, if the Bank so requires in its discretion, a Consent to Removal from the owner of the real property and the holder of any mortgage or deed of trust.

     7.6  Insurance.   Evidence  of  insurance  coverage,  as  required  in  the
"Covenants" section of this Agreement.

     7.7 Guaranties. Guaranties signed by each Guarantor, covering the entire amount of the Borrower's obligations to the Bank.

     7.8 Subordination Agreement. A subordination agreement in favor of the Bank signed by Monsanto Company, covering the Monsanto Line of Credit and other obligations of the Borrower to Monsanto Company, together with evidence that the outstanding principal amount of the Monsanto Sub Debt is not less than Twenty Four Million Seven Hundred Sixty Thousand Dollars ($24,760,000).

     7.9 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

     7.10 Equity Contribution. Evidence that Monsanto Company has contributed an additional Fifty Million Dollars ($50,000,000) of cash equity to the Borrower, as approved by the shareholders in November, 1996.

     7.11 Other Items. Any other items that the Bank reasonably requires.

8.  REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     8.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

     8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     8.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

     8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's consolidated financial statement dated as of December 31, 1996, is:

          (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and Guarantors' financial condition.

          (b) in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or any Guarantor.

     8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

     8.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects and, with respect to accounts receivable and inventory, free of any liens or interests of others.

     8.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     8.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

     8.11 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

     8.12 No Tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

     8.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

     8.14 Merchantable Inventory. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects.

     8.15 ERISA Plans.

          (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

          (c) With respect to any Plan subject to Title IV of ERISA:

               (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

               (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

               (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (d) The following terms have the meanings indicated for purposes of this Agreement:

               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

               (iv) "PBGC" means the Pension Benefit Guaranty Corporation.

               (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

     8.16 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

     8.17 Environmental Matters. Except as has been disclosed to the Bank in writing, the Borrower (a) is not in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, notice, or other communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.  COVENANTS

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

     9.1 Use of Proceeds. To use the proceeds of the credit only for general working capital purposes.

     9.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

          (a) Copies of the Borrower's Form 10-K Annual Report within 90 days after the date of filing with the Securities and Exchange Commission.

          (b) Copies of the Borrower's Form 10-Q Quarterly Report and Form 8-K Current Report within 45 days after the date of filing with the Securities and Exchange Commission.

          (c) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

          (d) Within 30 days of each month end, a borrowing certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of such month.

          (e) Within 30 days of each month end, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          (f) By December 31 of each year, projected income statements, balance sheets and cash flow statements for (i) the Borrower on a consolidated basis; (ii) Gargiulo, Inc.; and (iii) all subsidiaries other than Gargiulo, Inc. The projections shall include an annual projection by month covering the subsequent year, as well as a five year projection.

          (g) promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any material enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations, or (ii) any material claim against the Borrower regarding hazardous substances.

          (h) Statements showing an aging of the Borrower's receivables within thirty (30) days after the end of each month.

          (i) A statement  showing an aging of accounts  payable  within  thirty
     (30) days after the end of each month.

          (j) If the Borrower purchases agricultural products from growers for use in the Borrower's business, a listing of accounts payable to growers within 30 days after the end of each month.

          (k) An inventory listing, covering cotton seed (including bulk seed) and plant oil and plant oil-based products (including, but not limited to, canola, palm, and soybean oils) within thirty (30) days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

          (l) Promptly upon the Bank's reasonable request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each Guarantor of the Borrower's obligations to the Bank as the Bank may request.

     9.3 Limitation on Losses. Not to incur on a consolidated basis a net loss after taxes and extraordinary items in excess of the following:

          (a) In any one fiscal year, the sum of:

               (i) Ten Million Dollars ($10,000,000); plus

               (ii) the increase, since the beginning of the fiscal year, in the principal amount outstanding under the Monsanto Sub Debt; plus

               (iii) cash received during the fiscal year from the sale of the Borrower's stock; plus

               (iv) the increase, since the beginning of the fiscal year, in the amount of accrued but unpaid interest on the Subordinated Debt.

          (b) From the date of this Agreement through any calculation date up to and including December 1, 1999, the sum of:

               (i) Fifteen Million Dollars ($15,000,000); plus

               (ii) the increase, since December 31, 1996, in the principal amount outstanding under the Monsanto Sub Debt; plus

               (iii) cash received, since December 31, 1996, from the sale of the Borrower's stock; plus

               (iv) the increase, since December 31, 1996, in the amount of accrued but unpaid interest on Subordinated Debt.

     9.4  Adjusted  Tangible  Net Worth.  To  maintain on a  consolidated  basis
Adjusted   Tangible  Net  Worth  equal  to  at  least  Fifty   Million   Dollars
($50,000,000).

"Adjusted Tangible Net Worth" means Tangible Net Worth, plus Subordinated Debt, plus Monsanto R&D Advances.

"Monsanto R&D Advances" means the amount of cash research and development advances made by Monsanto Company to the Borrower and accounted for as deferred revenue.

"Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees, or shareholders of the Borrower) plus Subordinated Debt, less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

     9.5 Leverage. To maintain on a consolidated basis a ratio of (a) Total Liabilities, minus Subordinated Debt, minus Monsanto R&D Advances, to (b) Adjusted Tangible Net Worth, not exceeding 1.50:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

     9.6 Adjusted Cash Flow. To maintain on a consolidated basis for each fiscal
year  Adjusted  Cash  Flow  not  less  than  negative   Three  Million   Dollars
($-3,000,000).

"Adjusted Cash Flow" means the sum of net income from operations and investments, after taxes, plus the increase in the principal amount outstanding under the Monsanto Sub Debt, plus depreciation, depletion, amortization and other non-cash charges, plus accrued but unpaid interest on Subordinated Debt, minus Unfinanced Acquisitions of Fixed or Capital Assets.

"Unfinanced Acquisitions of Fixed or Capital Assets" means acquisitions of fixed or capital assets with cash or with the proceeds of revolving lines of credit.

     9.7 Other Debts. Not to have outstanding or incur (or permit any Guarantor to have outstanding or incur) any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c) Obtaining surety bonds in the usual course of business.

          (d) Liabilities and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statement dated December 31, 1996.

          (e) Additional debts and lease obligations for the acquisition of fixed or capital assets (to the extent permitted in paragraph 9.9 below) in an amount not exceeding Six Million Dollars ($6,000,000) outstanding at any one time.

          (f) Subordinated Debt acceptable to the Bank in its sole discretion.

          (g) Debts and lease  obligations,  acceptable  to the Bank in its sole
     discretion,   which  are  assumed  by  the  Borrower  or  Guarantor  in  an acquisition permitted under paragraph 9.21(d) below.

          (h) Operating leases.

     9.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any Guarantor now or later owns, except:

          (a) Deeds of trust and security agreements in favor of the Bank.

          (b) Liens for taxes not yet due.

          (c) Liens outstanding on the date of this Agreement.

          (d) Additional purchase money security interests in fixed assets or equipment acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Six Million Dollars ($6,000,000) at any one time.

          (e) Additional liens on fixed assets or equipment with a net book value of no more than Six Million Dollars ($6,000,000) to secure purchase money financing permitted by the foregoing paragraphs.

          (f) Liens arising by operation of law and in the ordinary course of the Borrower's or Guarantor's business securing amounts the Borrower or Guarantor owes to growers of agricultural products purchased by the Borrower or Guarantor for resale, processing, or use in producing the Borrower's or Guarantor's inventory, provided such obligations are not past due.

     9.9 Monsanto Line of Credit. To continue to maintain the Monsanto Line of Credit in an amount not less than Fifteen Million Dollars ($15,000,000), with terms and conditions substantially identical to those in the existing credit agreement dated March 31, 1996.

     9.10 Dividends. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

     9.11 Notices to Bank. To promptly notify the Bank in writing of:

          (a) any lawsuit claiming damages of over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower or any Guarantor.

          (b) any substantial dispute between the Borrower (or any Guarantor) and any government authority.

          (c) any failure to comply with this Agreement.

          (d) any material adverse change in the Borrower's (or any Guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

          (e) any change in the Borrower's or any Guarantor's name, legal structure, or chief executive office.

          (f) the  receipt  of any  notice or  communication  regarding  (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's or any Guarantor's property, activities, or operations or (ii) any knowledge on the part of the Borrower that hazardous substances exist on or under the Borrower's or any Guarantor's real property.

     9.12 Books and Records. To maintain, and cause each Guarantor to maintain, adequate books and records.

     9.13 Audits.

          (a) To allow the Bank and its agents, upon ten days' notice, to inspect the Borrower's and each Guarantor's properties (including taking and removing samples related to any investigation regarding hazardous substances) and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's or Guarantor's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

          (b) The Bank has no duty to inspect the Borrower's or Guarantor's properties or to examine, audit or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's or Guarantor's properties or examines, audits or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower, the Guarantor or any other party against, or to inform the Borrower, the Guarantor or any other party of, any adverse condition that may be observed as affecting the Borrower's or Guarantor's properties or premises, or the Borrower's or Guarantor's business.

          (c) The Bank shall hold all nonpublic information concerning the Borrower obtained from the Borrower through such audits and inspections, including information obtained through the Bank's agents, confidential pursuant to the Bank's normal practices and procedures for handling confidential information of such nature, provided that the Bank shall not be precluded from making disclosure regarding such information: (i) to counsel of the Bank, accountants and other professional advisors of the Bank; (ii) in response to a subpoena or order of a court or governmental agency; (iii) at the request of any bank regulatory authority or in connection with an examination of the Bank by such authority; (iv) as required by law or applicable regulation; or (v) to the extent required in connection with the exercise of any remedy hereunder. Notwithstanding the foregoing, the Bank may in its discretion disclose to the Borrower, the Guarantor or any other party any findings relating to hazardous substances (as defined in paragraph 10 below) made as a result of, or in connection with, any inspection of the Borrower's or Guarantor's properties.

     9.14 Compliance with Laws. To comply (and cause each Guarantor to comply) with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's or the Guarantor's business.

     9.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower and each Guarantor now has.

     9.16  Maintenance  of  Properties.  To  make  any  repairs,   renewals,  or
replacements to keep the Borrower's and each Guarantor's properties in good working condition.

     9.17 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related reasonable costs it incurs to protect its security interests and liens.

     9.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

     9.19 Insurance.

          (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, and may have a deductible of up to $25,000. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

          (b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage
     (including loss of use and occupancy) to any of the Borrower's or Guarantor's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's or Guarantor's business.

          (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

     9.20 Additional Negative Covenants. Not to, without the Bank's written consent (and not permit any Guarantor to):

          (a) engage in any business activities substantially different from the Borrower's or Guarantor's present business.

          (b) liquidate or dissolve the Borrower's or Guarantor's business.

          (c) enter into any consolidation, merger, or other combination.

          (d) sell,  assign,  lease,  transfer or otherwise  dispose of all or a
     substantial  part  of  the  Borrower's  or  Guarantor's   business  or  the
     Borrower's or Guarantor's assets.

          (e) sell, assign, lease, transfer or otherwise dispose of any material assets, or enter into any agreement to do so, except as follows: (i) with respect to accounts receivable, for a consideration at least equal to the balance outstanding thereunder; (ii) with respect to inventory, for a consideration at least equal to the Borrower's or Guarantor's cost thereof;
     (iii) with respect to fixed assets or equipment, sales or dispositions in the ordinary course of business, including dispositions of used, worn-out or surplus equipment; and (iv) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

          (f) enter into any sale and leaseback agreement covering any of its fixed or capital assets, except to the extent permitted by paragraphs 9.7 and 9.8 above.

          (g) voluntarily suspend its business for more than one day (except for weekends and state or federal holidays).

     9.21 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

          (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

          (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

          (c) The  commencement  of any proceeding  with respect to a Plan under
     Section 4042 of ERISA.

     9.22 Compliance with Environmental Requirements. With regard to the Borrower's and each Guarantor's property, activities, or operations, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

     9.23 Loans and Investments. Not to (and not permit any Guarantor to) make any loans or other extensions of credit to, or make any investments in, or make any capital contributions or other transfers of assets to, any individual or entity, or acquire or purchase a business or its assets, or become a partner in any partnership or member of any joint venture (collectively, "Investments"), except for:

          (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

          (b) investments in any of the following:

               (i) certificates of deposit;

               (ii) U.S. treasury bills and other obligations of the federal government;

               (iii)  other   investments  in  accordance  with  the  Borrower's
          investment policy previously provided to the Bank;

          (c) intercompany loans among the Borrower and the Guarantors;

          (d) Investments not covered by (a) through (c) above, for an aggregate consideration (including assumption of liabilities) not exceeding the following:

               (i) Five Million Dollars ($5,000,000) in 1997; and

               (ii) Ten Million Dollars ($10,000,000) from the date of this Agreement through December 1, 1999.

10.  HAZARDOUS WASTE INDEMNIFICATION

     The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11.  DEFAULT

     If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then, the entire debt outstanding under this Agreement will automatically be due immediately.

     11.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within 5 days after the date when due.

     11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for liens on equipment and except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan. If, in the Bank's reasonable opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of five (5) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     11.3 False Information. The Borrower (or any Guarantor) has given the Bank materially false or misleading information or representations.

     11.4 Bankruptcy. The Borrower (or any Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Guarantor) or the Borrower (or any Guarantor) makes a general assignment for the benefit of creditors.

     11.5 Receivers. A receiver or similar official is appointed for the Borrower's (or any Guarantor's) business, or the business is terminated.

     11.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Four Million Dollars ($4,000,000) or more in excess of any insurance coverage, and the lawsuit(s) are not dismissed within thirty (30) days of the date of filing.

     11.7 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any Guarantor), or the Borrower (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Four Million Dollars ($4,000,000) or more in excess of any insurance coverage.

     11.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any Guarantor's) financial condition or ability to repay.

     11.9 Material Adverse Change. A material adverse change occurs in the Borrower's (or any Guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

     11.10 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower, any Guarantor, or any of the Borrower's related entities or affiliates (except Monsanto Company) has obtained from anyone else or which the Borrower, any Guarantor, or any of the Borrower's related entities or affiliates has guaranteed in the amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in the aggregate, if (a) any applicable cure period in the relevant credit agreement has expired, and (b) the default either consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

     11.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, or other document in favor of the Bank required by this Agreement is defaulted or no longer in effect. If, in the Bank's reasonable opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty
(30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     11.12 Other Bank Agreements. The Borrower, any Guarantor, or any of the Borrower's related entities or affiliates (except Monsanto Company) materially fails to meet the conditions of, or fails to perform any material obligation under any other agreement such company has with the Bank or any affiliate of the Bank. If, in the Bank's reasonable opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     11.13 ERISA Plans. The occurrence of any one or more of the following events with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

          (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

     11.14 Change of Ownership. Monsanto Company ceases to own a majority of the capital stock of the Borrower.

     11.15 Monsanto Agreements. Any term or condition of the Monsanto Sub Debt or any credit agreement or technology licensing agreement between the Borrower and Monsanto Company is modified, amended or waived, or any such agreement is terminated, if such action would have a material adverse effect on the financial condition or prospects of the Borrower or the Borrower's ability to repay the credit.

     11.16 Financial Covenants. The Borrower breaches the terms of paragraph 9.3, 9.4, 9.5 or 9.6; whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If there is credit available to the Borrower under the Monsanto Sub Debt line of credit in an amount sufficient to cure such breach, there shall be no event of default if the Borrower cures the breach by obtaining an advance under such line of credit within five (5) business days after the date on which the breach of the covenant is first known; provided, however, that such advance must be used by the Borrower to reduce any amounts outstanding under this Agreement.

     11.17 Other Breach Under Agreement. The Borrower materially fails to meet the conditions of, or fails to perform any material obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's reasonable opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

12. ENFORCING THIS AGREEMENT; MISCELLANEOUS

     12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

     12.2 California Law. This Agreement is governed by California law.

     12.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

     12.4 Arbitration.

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

               (i)  This  Agreement  (including  any  renewals,   extensions  or
          modifications of this Agreement);

               (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

               (iii) Any violation of this Agreement; or

               (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

          (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

          (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

          (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

          (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

          (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

          (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

               (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

               (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure
          Section 638 and the following related sections;

               (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

               (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) This provision does not limit the right of the Borrower or the Bank to:

               (i) exercise self-help remedies such as setoff;

               (ii) foreclose against or sell any real or personal property collateral; or

               (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                    (A) an interim remedy; and/or

                    (B) additional or supplementary remedies.

               (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

               (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

     12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     12.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

     12.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

     12.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

     (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

     (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

     (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     12.9 Disposition of Schedules, Reports, Etc. Delivered by Borrower. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

     12.10 Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

     12.11 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

     12.12 Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and to request from such parties such financial and business information or reports (including management letters) concerning the Borrower as the Bank deems appropriate.

     12.13 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand. This indemnity shall not apply to any liability, loss or costs which arise from the Bank's gross negligence or willful misconduct.

     12.14  Notices.   All  notices  required  under  this  Agreement  shall  be
personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

     12.15 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

     12.16 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA NATIONAL         CALGENE, INC.
TRUST AND SAVINGS ASSOCIATION

By /s/ Robert L. Munn, Jr.       By /s/ Christian Leleu

Typed Name Robert L. Munn, Jr.   Typed Name Christian Leleu

Title V.P.                       Title Chief Financial Officer

By                               By /s/ Lloyd M. Kunimoto

Typed Name                       Typed Name Lloyd M. Kunimoto

Title                            Title President

Address where notices to         Address where notices to
the Bank are to be sent:         the Borrower are to be sent:
555 Capital Mall, Suite 150      1920 Fifth Street
Sacramento, CA 95814             Davis, CA 95616